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                                                                    EXHIBIT 10.3
May 7, 1996



Mr. Robert J. Siewert
3233 Deerpath Way
Sidney, OH 45365

Dear Bob:

This letter confirms that you ceased to be President, Chief Executive Officer and a Director of The Monarch Machine Tool Company (the "Company") effective at the beginning of business on May 13, 1996.

This letter also constitutes the entire agreement (the "Agreement") between you and the Company concerning your change in status with the Company. In consideration of your agreements stated herein and for so long as you adhere to your commitments in this Agreement, the Company will provide the following:

         A.       SALARY THROUGH MAY 22, 1998
                  ---------------------------

                  (1) SALARY. You will continue as a employee of the Company until the close of business on Friday, May 22, 1998 ("Termination Date"). Your salary will be continued at a rate of $16,670 per month, payable monthly, until April 30, 1997; for the period from May 1, 1997 until your last day of employment on May 22, 1998, your salary will be at a rate of $6,335 per month, payable monthly.

         B.       BENEFITS
                  --------

                  (1) GROUP HEALTH INSURANCE. Until your Termination Date, the Company will, at its expense, continue your and your spouse's participation in The Monarch Machine Tool Company Medical Benefits Plan (the "Health Plan"). After your Termination Date, the Company will continue coverage under the Health Plan in accordance with the provisions of the Health Plan relating to retired officers.

                  (2) BASIC LIFE INSURANCE. The Company will continue to provide you a life insurance benefit under the Company's plan for officers until your Termination Date. After your Termination Date, you will be treated as a retired officer under the plan.

                  (3) QUALIFIED PENSION PLAN FOR SALARIED EMPLOYEES. As an employee of the Company, you will continue to accrue service under the Qualified Pension Plan until your Termination Date. After your Termination Date and when you commence pay status under the Pension Plan, the Company will pay you for a ten-year period certain an additional monthly amount so that your monthly retirement benefit during such ten-year period is not actuarially reduced because you went into pay status under the Pension Plan prior to reaching age 65.


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Mr. Robert J. Siewert
May 7, 1996
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         C.       FURTHER AGREEMENTS
                  ------------------

                  In consideration of the foregoing, you agree to the following:

                  (1) Your employment with the Company shall cease at the close of business on May 22, 1998. This Agreement evidences your resignation, effective May 13, 1996, as an officer and director of the Company and as of an officer or director of any of its subsidiaries. You further agree that unless David E. Lundeen otherwise agrees, (a) you shall immediately cease using any Company property, including Company offices, computer equipment and software, credit cards and secretarial services and you will not seek access to any Company facilities and (b) you shall promptly return to the possession of the Company all property of the Company in your control or possession, including but not limited to, security passes, keys, computer equipment and software, accounting records, customer and supplier information, business plans, drawings, designs, and any other documents relating to the Company and its business which you obtained as a result of employment with the Company and any copies of any of the foregoing.

                  (2) You agree that until your Termination Date, you will consult and advise the Company on any matters related to the Company's business, including product development and customer relations, that the President of the Company or the Board of Directors of the Company deems appropriate and beneficial to the Company. It is understood that these consulting and advisory services are "on call" services and will only be requested of you at reasonable times and will not interfere with you devoting yourself to other matters on a full time basis. The forgoing services shall constitute the sole services that are expected of you between now and your Termination Date.

                  (3) For purposes of this Agreement, you agree that the following words shall have the following meanings:

                           (a) "Confidential Information" means and includes,
                  but is not limited to, matters of a technical nature such as scientific, trade and engineering secrets, know-how, designs, plans, formulae, processes, inventions, and research and development projects relating to the designing, engineering and manufacturing of the products and planned products of the Company, and matters of a business nature, such as cost and pricing data, purchasing, marketing and sales policies and procedures, market analysis, customer lists and strategies and plans for future growth and development, all of which are of a confidential and proprietary nature to the Company, except for any such information which is or becomes known in the public domain.



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Mr. Robert J. Siewert
May 7, 1996
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                           (b) "Competition with the Company" means and includes
                  competition with the Company, any subsidiary or affiliate of the Company, or any of their successors or assigns, or the business of any of them and a business or enterprise shall be in "Competition with the Company" if it is engaged, in any state of the United States or in any foreign country in which the Company's products are then marketed in developing, designing, engineering, manufacturing, assembling, distributing, selling or servicing manual or computer numerically controlled (CNC) turning machines, vertical machining centers, custom metal processing equipment, paper converting machinery, or robotic workpiece handling equipment or replacement parts for any of the foregoing.

                  (3) You agree that you shall not at any time disclose any Confidential Information unless you are required by law to do so. You agree that until May 22, 1998, you will not, without the prior written consent of the Company, directly or indirectly, individually or as an agent, officer, director, employee or consultant, shareholder or partner, engage in any business or enterprise which is in Competition with the Company. In the event you knowingly violate the provisions of this section or any other section of this Agreement, the Company may terminate all payments and benefits that are to be made or provided to you under this Agreement and seek such other and further relief as the Company may be entitled to under law. This paragraph shall not prevent you from (i) being employed by or serving as an officer of, or consultant to any subsidiary or division of a business or enterprise in Competition with the Company if that subsidiary or division is not itself in Competition with the Company; or (ii) purchasing and holding for investment less than 2% of the shares of any corporation whose shares are regularly traded either on a national securities exchange or in the over-the-counter market.

                  (4) For and in consideration of the payments and benefits provided by this Agreement, you, on behalf of yourself, your heirs, administrators, assigns, and agents, fully settle, release and forever discharge the Company, its subsidiaries and its and their present and former officers, directors, agents, and employees of and from any and all claims, demands, liabilities, costs, damages, actions and causes of action arising out of or related to your employment, or your termination from employment with the Company, including, but not limited to, any claims which may be or may have been brought for age discrimination under the federal Age Discrimination in Employment Act, or any state or local law relating to age discrimination, or any other type of employment discrimination, breach of express or implied contract, promissory estoppel, intentional tort, or personal injury.

                  (5) This Agreement does not constitute an admission by the Company that it has violated any contract, law or regulation or in any way infringed your rights or privileges.


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Mr. Robert J. Siewert
May 7, 1996
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                  (6) You also agree that the benefits and payments provided by this Agreement are in lieu of, and replace, any severance benefits for which you might have claimed eligibility, or entitlement, under Company policy or practice.

         D.       GENERAL
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                  (1) You agree that the Company's remedy at law for any breach of your obligations under Paragraph (C)(3) of this Agreement would be inadequate and you agree and consent that temporary and permanent injunctive relief may be granted in any proceeding brought to enforce Paragraph (C)(3) of this Agreement without the necessity of proof of actual damage.

                  (2) This Agreement shall be binding upon, shall be assignable by, and shall inure to the benefit of the Company, its legal representatives, successors and assigns. This Agreement is personal to you and may not be assigned by you except to your estate.

                  (3) The provisions of this Agreement are divisible. If any provision shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, but rather such provision shall be amended to the extent necessary to render it valid and enforceable.

                  (4) This Agreement shall be construed according to, and the legal relations between the parties shall be governed by, the laws of the State of Ohio as applicable to agreements executed and fully performed in the State of Ohio.

         E.       ACKNOWLEDGMENT
                  --------------

                  In connection with your execution of this Agreement, you acknowledge the following:

                  (1) that you are waiving all rights or claims that you have or may have under the Federal Age Discrimination in Employment Act, and any rights or claims that you have or may have under other federal, state or local laws with regard to age and employment discrimination;

                  (2) that you have been advised by the Company to consult with an attorney prior to executing this Agreement;

                  (3) that you have a period of 21 days after receiving a copy of this Agreement in which to consider this Agreement; and

                  (4) that for a period of seven days following your execution of this Agreement, you may revoke this Agreement, and that this Agreement shall not


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Mr. Robert J. Siewert
May 7, 1996
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         become effective and enforceable until that seven-day revocation period has expired.

         An additional signed copy of this Agreement is enclosed. If you understand, accept and agree to the terms and provisions set forth herein, please date and sign this Agreement below and return the signed Agreement to the Company. The additional copy is for your records. If the Company does not receive this Agreement signed by you before June 28, 1996, this letter is of no force and effect.

                                           Sincerely,

                                           The Monarch Machine Tool Company

                                           By:/s/William A. Enouen
                                              ----------------------------------
                                              William A. Enouen
                                              Pursuant to Authority Granted
                                              by Resolution of the Board of
                                              Directors adopted May 7, 1996

Understood, Accepted and Agreed to:

/s/Robert J. Siewert                                       5/96
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Robert J. Siewert                                          Date